Exhibit 99.1

Surface Oncology Announces Filing of IND for CD39 Targeted Antibody Candidate, SRF617, at Inaugural R&D Day

Details clinical plans for phase 1/1b clinical studies of SRF617 and SRF388 in patients with advanced solid tumors

Shares preclinical data for new, CD112R targeted antibody candidate, SRF813, and its ability to promote NK/T cell activation

CAMBRIDGE, Mass., Nov. 18, 2019 — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that it has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) to support the initiation of a phase 1/1b clinical study of SRF617 (targeting CD39). At an inaugural R&D day today, the Company will share progress across its portfolio including clinical development plans for SRF617 and SRF388 (IL-27), and preclinical data supporting its new development candidate, SRF813, which targets the recently identified checkpoint protein CD112R to promote natural killer (NK) and T cell activation.

“We welcome this opportunity to dive into the compelling data underpinning our lead programs’ differentiated approaches to overcoming the immunosuppressive tumor microenvironment, as we work to break through and bring the benefits of immunotherapy to more patients suffering with cancer,” said Jeff Goater, chief executive officer of Surface Oncology. “We look forward to furthering the incredible scientific work of our team with the initiation of our phase 1 clinical trials for both SRF617 and SRF388 in early 2020.”

SRF617 is a fully human anti-CD39 antibody designed to promote anti-tumor immunity through a dual mechanism of reducing immunosuppressive adenosine and driving the extracellular accumulation of immunostimulatory ATP within the tumor microenvironment. Due to this dual mechanism, Surface Oncology believes CD39 is the most promising therapeutic target on the adenosine axis, a notable immunosuppressive pathway. The Company’s planned phase 1/1b study will evaluate SRF617 in patients with advanced solid tumors both as a monotherapy and in combination with other cancer therapies.

Surface Oncology also anticipates the filing of an IND for SRF388 before the end of 2019, with the subsequent initiation of a phase 1/1b clinical study in early 2020. The Company has identified particular tumor types, including hepatocellular and renal cell carcinoma, where IL-27 appears to play an important role in tumor progression. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping identify patients most likely to respond to SRF388, which has the potential to be the first IL-27 targeted antibody to enter clinical trials.

“The Surface team is energized by the compelling preclinical datasets across our programs, and is excited about advancing SRF617 and SRF388 into clinical development,” said Rob Ross, M.D., chief medical officer of Surface Oncology. “Both SRF617 and SRF813 have best-in-class potential related to targeting the adenosine axis and NK cells, respectively, and we believe SRF388 has the ability to inhibit the highly immunosuppressive cytokine IL-27, which gives it the potential to be a potent therapeutic. We look forward to providing clinical updates from the SRF388 and SRF617 programs in late 2020.”

Surface Oncology’s preclinical data demonstrates that SRF813 increases NK and T cell activity, has strong, differentiated preclinical efficacy and promotes immunological memory. Currently, there are no therapeutic strategies to overcome resistance to T cell checkpoint inhibitor blockade, and emerging data highlights the potential of NK cell-based therapies, such as SRF813, to overcome checkpoint inhibitor resistance.

Surface Oncology recently presented data from a number of its programs, including SRF388 and SRF617, at the Society for the Immunotherapy of Cancer’s (SITC) 34th Annual Meeting in National Harbor, MD. These can be viewed on the Pipeline page of the Surface Oncology corporate website.

The R&D Day presentations and a live broadcast will be viewable from 8:15am ET at investors.surfaceoncology.com.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD73, CD39, IL-27 and CD112R. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. The Company has a pipeline of six novel immunotherapies and a strategic collaboration with Novartis focused on NZV930 (CD73). For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF813 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF813, will not be successfully developed or commercialized, and the risks related to Surface Oncology’s dependence on third parties in connection with its manufacturing, clinical trials and preclinical studies. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2018, which is available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Endurance Advisors

Pete Rahmer

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415-515-9763

Ten Bridge Communications

Tom Donovan

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857-559-3397